Exhibit 3.2

JERNIGAN CAPITAL, INC.

AMENDMENT NO. 1 TO

AMENDED AND RESTATED BYLAWS

WHEREAS, Jernigan Capital, Inc., a Maryland corporation (the “Company”), has heretofore adopted Amended and Restated Bylaws of the Company, effective April 1, 2015 (the “Bylaws”);

WHEREAS, the Company desires to further amend the Bylaws in the manner set forth below;

NOW, THEREFORE, Article II, Section 7 is hereby amended to read in its entirety as follows:

Section 7. Voting. Other than for the election of directors, if a quorum exists, action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Charter or the Maryland General Corporation Law require a greater number of affirmative votes. A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes withheld from such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the Charter and these Bylaws, to the extent applicable, and applicable law and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth day before the Corporation first mails its notice of meeting for such meeting to the stockholders.

Any director nominee not elected by the vote required in this Section 7 and who is an incumbent director shall promptly tender his or her resignation to the Board of Directors for consideration. The committee of the Board of Directors with primary responsibility for corporate governance matters (the “Governance Committee”) will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action is recommended, taking into account any factors or other information that they consider appropriate and relevant, including the circumstances that led to the failure to receive the required vote, if known. The Board of Directors will act on the tendered resignation within ninety (90) days following certification of the stockholder vote and will promptly disclose its decision and rationale as to whether to accept the resignation (or the reasons for rejecting the resignation, if applicable) in a press release, filing with the Securities and Exchange Commission or by other public announcement, including a posting on the corporation’s web site. No director who tenders his or her resignation pursuant to this Section shall participate in the Governance Committee recommendation or Board of Directors action with respect to his or her resignation. Notwithstanding the foregoing, in the event that no director nominee receives the vote required in these Bylaws, the Governance Committee shall make a final determination as to whether the corporation shall accept any or all resignations, including those resignations from the members of the Governance Committee. If an incumbent director’s resignation is accepted by the Board of Directors pursuant to this Section 7, or if a non-incumbent director nominee is not elected, the Board of Directors may fill the resulting vacancy or decrease the size of the Board of Directors as specified in these Bylaws. If a director’s resignation is not accepted by the Board of Directors, such director will continue to serve until his or her successor is duly elected and qualified, or his or her earlier death, resignation, retirement or removal.

Article XIV of the Bylaws is hereby amended to read in its entirety as follows:

ARTICLE XIV

The Board of Directors is vested with the power to adopt, alter or repeal any provision of these Bylaws and to adopt new Bylaws. In addition, stockholders may alter or repeal any provision of these Bylaws and adopt new Bylaw provisions if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter.

IN WITNESS WHEREOF, this Amendment No. 1 to the Amended and Restated Bylaws of the Company has been duly adopted by the Board of Directors of the Company as of this 21st day of February, 2020.

/s/ Kelly P. Luttrell
Name: Kelly P. Luttrell
Title: Secretary